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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                           Commission File Number: N/A

                    EOTT ENERGY OPERATING LIMITED PARTNERSHIP
                    EOTT ENERGY PIPELINE LIMITED PARTNERSHIP
                     EOTT ENERGY CANADA LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

                          2000 West Sam Houston Parkway
                                    Suite 400
                              Houston, Texas 77042
                                 (713) 993-5200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     GUARANTEE OF 11% SENIOR NOTES DUE 2009
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)       [ ]       Rule 12h-3(b)(1)(ii)      [ ]
               Rule 12g-4(a)(1)(ii)      [ ]       Rule 12h-3(b)(2)(i)       [ ]
               Rule 12g-4(a)(2)(i)       [ ]       Rule 12h-3(b)(2)(ii)      [ ]
               Rule 12g-4(a)(2)(ii)      [ ]       Rule 15d-6                [X]
               Rule 12h-3(b)(1)(i)       [ ]

Approximate number of holders of record as of the certification or notice date: 28




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Pursuant to the requirements of the Securities Exchange Act of 1934, EOTT Energy
Operating Limited Partnership, EOTT Energy Pipeline Limited Partnership, and
EOTT Energy Canada Limited Partnership have caused this certification/notice to be signed on their behalf by the undersigned duly authorized persons.

                                     EOTT ENERGY OPERATING
                                     LIMITED PARTNERSHIP

                                     By:  EOTT Energy Corp., its general partner


Date: March 28, 2001                 By: /s/ LORI L. MADDOX
                                         ---------------------------------------
                                     Name:   Lori L. Maddox
                                     Title:  Controller

                                     EOTT ENERGY PIPELINE
                                     LIMITED PARTNERSHIP

                                     By:  EOTT Energy Corp., its general partner


Date: March 28, 2001                 By: /s/ LORI L. MADDOX
                                         ---------------------------------------
                                     Name:   Lori L. Maddox
                                     Title:  Controller

                                     EOTT ENERGY CANADA
                                     LIMITED PARTNERSHIP

                                     By:  EOTT Energy Corp., its general partner


Date: March 28, 2001                 By: /s/ LORI L. MADDOX
                                         ---------------------------------------
                                     Name:   Lori L. Maddox
                                     Title:  Controller